EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2012 Financial Results

Net sales of $957 million
GAAP EPS of $1.27 per fully diluted share including charges of $0.39 per share
Raises 2012 EPS guidance to $4.20 to $4.70 per share

TEMPE, Ariz. - Aug. 1, 2012 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter of 2012. Net sales were $957 million in the quarter, an increase of $460 million from the first quarter of 2012 and $425 million from the second quarter of 2011.  The increases were primarily due to an increase in the number and size of projects under construction meeting revenue recognition criteria during the quarter, including Antelope Valley Solar Ranch 1 in California and Silver State North in Nevada.

The Company reported second quarter net income of $1.27 per fully diluted share, compared to a net loss of $5.20 per fully diluted share in the first quarter of 2012 and net income of $0.70 per fully diluted share in the second quarter of 2011. The second quarter of 2012 was impacted by pre-tax charges of $36 million (reducing EPS by $0.39), relating to restructuring and certain costs in excess of normal warranty.

Cash and Marketable Securities at the end of the second quarter were $744 million, down from $750 million at the end of the first quarter of 2012.

Based on reductions in First Solar’s ongoing cost structure primarily related to our restructuring initiatives, the Company is increasing 2012 guidance as follows:

•	Net Sales of $3.6 - $3.9 billion, compared to prior guidance of $3.5 - $3.8 billion.

•
Earnings per fully diluted share to $4.20-$4.70, compared to prior guidance of $4.00-$4.50, in each case excluding restructuring and impairment charges, and certain costs in excess of normal warranty expense.

“Despite market uncertainties, First Solar delivered strong performance in the quarter,” said Jim Hughes, CEO. “Looking forward, we are confident we have the right long-term strategy and the right platform to enable long-term growth and value creation. We believe that by executing our strategic roadmaps and completing our restructuring program we can achieve our targets of 2.6 to 3.0 GW of sales in sustainable markets, earning a return on invested capital of 13 to 17 percent by 2016.”

For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

First Solar has scheduled a conference call today, August 1, 2012 at 4:30 p.m. EDT to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Wednesday, August 8, 2012 at midnight EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or +1-719-457-0820 if you are calling from outside the United States and entering the replay pass code 606422. A replay of the webcast will be available on the Investors section of the company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced thin-film modules. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module collection and recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:

Investors
David Brady
+1 (602) 414-9315
dbrady@firstsolar.com

Media:
Ted Meyer
+1 (602) 427-3318
ted.meyer@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$630,240	$605,619
Marketable securities	113,453	66,146
Accounts receivable trade, net	143,670	310,568
Accounts receivable, unbilled	436,170	533,399
Inventories	580,737	475,867
Balance of systems parts	152,658	53,784
Deferred project costs	189,721	197,702
Deferred tax assets, net	31,386	41,144
Assets held for sale	49,521	—
Prepaid expenses and other current assets	136,868	329,032
Total current assets	2,464,424	2,613,261
Property, plant and equipment, net	1,567,367	1,815,958
Project assets	160,239	374,881
Deferred project costs	259,996	122,688
Note receivable, affiliate	21,373	—
Deferred tax assets, net	341,012	340,274
Marketable securities	—	116,192
Restricted cash and investments	267,411	200,550
Goodwill	65,444	65,444
Inventories	137,939	60,751
Other assets	202,129	67,615
Total assets	$5,487,334	$5,777,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$194,554	$176,448
Income taxes payable	9,175	9,541
Accrued expenses	476,817	406,659
Current portion of long-term debt	47,768	44,505
Deferred revenue	195,418	41,925
Other current liabilities	38,533	294,646
Total current liabilities	962,265	973,724
Accrued solar module collection and recycling liability	185,324	167,378
Long-term debt	471,083	619,143
Other liabilities	507,223	373,506
Total liabilities	2,125,895	2,133,751
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 86,961,313 and 86,467,873 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	87	86
Additional paid-in capital	2,079,191	2,022,743
Accumulated earnings	1,287,638	1,626,071
Accumulated other comprehensive loss	(5,477)	(5,037)
Total stockholders’ equity	3,361,439	3,643,863
Total liabilities and stockholders’ equity	$5,487,334	$5,777,614

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012		June 30, 2011
Net sales	$957,332	$532,774	$1,454,387		$1,100,067
Cost of sales	713,591	337,976	1,133,901		645,604
Gross profit	243,741	194,798	320,486		454,463
Operating expenses:
Research and development	32,365	33,102	68,449		64,453
Selling, general and administrative	52,184	86,872	144,004		173,872
Production start-up	533	10,294	4,591		22,225
Restructuring	19,000	—	420,065		—
Total operating expenses	104,082	130,268	637,109		260,550
Operating income (loss)	139,659	64,530	(316,623)		193,913
Foreign currency gain	1,015	1,659	31		2,609
Interest income	3,379	3,417	6,290		6,440
Interest expense, net	(7,372)	—	(8,292)		—
Other income (expense), net	(1,334)	2,351	(2,545)		2,002
Income (loss) before income taxes	135,347	71,957	(321,139)		204,964
Income tax expense	24,364	10,819	17,294		27,858
Net income (loss)	$110,983	$61,138	$(338,433)		$177,106
Net income (loss) per share:
Basic	$1.28	$0.71	$(3.90)		$2.07
Diluted	$1.27	$0.70	$(3.90)		$2.03
Weighted-average number of shares used in per share calculations:
Basic	86,855	86,164	86,681	—	85,746
Diluted	87,653	87,126	86,681		87,092

Non-GAAP Financial Measures
The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for the following items:  Cost in Excess of Normal Warranty Expense, and Restructuring.  We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance.  Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.
Cost in Excess of Normal Warranty Expense: Included in our GAAP presentation of cost of sales, cost in excess of normal warranty expense reflects estimated costs related to our remediation of a manufacturing excursion that occurred between June 2008 and June 2009. We exclude this expense from our non-GAAP measures because we do not believe they reflect expected long-term future costs.

Restructuring: Included in our GAAP presentation of operating expenses, restructuring costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our long-term strategic plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended June 30, 2012 (In thousands except per share data)
	GAAP	Cost in Excess of Normal Warranty Expense		Restructuring		Non-GAAP
Net income before income taxes	$135,347	$12,511	(1)	$23,684	(2)	$171,542
Income tax expense	24,364	376	(3)	1,931	(3)	$26,671
Net income	$110,983	$12,135		$21,753		$144,871

Net income per fully diluted share	$1.27	$0.14		$0.25		$1.65

Weighted-average shares outstanding	87,653	87,653		87,653		87,653

(1)	Balance includes $12.5 million related to estimated expenses associated with certain remediation efforts related to the manufacturing excursion that occurred between June 2008 and June 2009.

(2)	Balance includes $19.0 million of restructuring expense and $4.7 million of costs associated with the repayment of debt for our German manufacturing center.

(3)	Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.